Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investor Relations:
Leigh Parrish/Caren Barbara
Financial Dynamics
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD SECOND QUARTER 2009
FINANCIAL RESULTS
~ Total Sales Increase 7.0% to Record $119.9 Million ~
~ Comparable Store Sales Increase 4.5% ~
~ Second Quarter 2009 EPS up 31% to Record $.38 ~
~ Company Raises Full Year 2009 Estimated EPS Range to $1.14 to $1.19 ~
     ROCHESTER, N.Y. — October 21, 2008 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its fiscal 2009 second quarter ended September 27, 2008.
Second Quarter Results
     Sales for the second quarter of fiscal 2009 increased 7.0% to a record $119.9 million compared to $112.0 million for the second quarter of fiscal 2008. Sales were driven largely by strong in-store sales execution and continued effective advertising campaigns. Comparable store sales increased 4.5% and were at the high end of the Company’s previously estimated range of 3% to 5%. Comparable store sales for the second quarter of fiscal 2009 include a comparable store sales increase of 6.6% for the former ProCare stores. For specific product categories, comparable store sales increased approximately 6% for brakes, 6% for maintenance services, 7% for alignments and 4% for tires.

     The total sales for the quarter included an increase in sales from new stores of $4.0 million. The 19 former Craven and Valley Forge stores acquired in July 2007 and the seven former Broad Elm group stores acquired in January 2008 contributed $3.3 million of the increase. The total sales for these acquired stores were $6.8 million in the second quarter of fiscal 2009 as compared to $3.5 million in the prior year second quarter.
     Gross margin was 42.0% in the second quarter compared to 40.6% in the prior year quarter and was driven primarily by price increases that were implemented in response to increased raw material costs, improved labor productivity and leveraging of fixed occupancy costs included in cost of sales. Total operating expenses were $36.6 million, or 30.5% of sales, compared with 30.4% of sales for the same period of the prior year. For the second quarters of fiscal 2009 and 2008, total operating expenses include amounts that were historically included in Other Income and Expense, primarily related to gains and losses on property disposals, and amortization expense.
     Net income for the second quarter was a record $7.7 million as compared to $6.5 million for the prior year period. Diluted earnings per share for the quarter were a record $.38 and were at the high end of the Company’s previously expected range. This compares to diluted earnings per share of $.29 in the second quarter of fiscal 2008.
     The Company closed four locations during the quarter, ending the second quarter of fiscal 2009 with 709 stores.
First Six Month Results
     For the six-month period, net sales increased 9.4% to a record $240.3 million from $219.7 million in the same period of the prior year. Net income for the first six months of fiscal 2009 was a record $15.5 million, or $.77 per diluted share, compared with $14.7 million, or $.64 per share in the comparable period of fiscal 2008.
     Robert G. Gross, Chairman and Chief Executive Officer stated, “We are pleased to have delivered another strong quarterly performance in which our solid sales execution enabled us to increase our market share and drive continued growth in sales and earnings. We are encouraged by the positive traction that our business has sustained over the past seven months despite the macro conditions that have been challenging for Monro and many of our competitors. Moreover, we are gratified that our customers continue to return to us as their trusted service provider as tough economic conditions have in many cases caused them to extend the lives of their vehicles, thereby requiring more frequent and larger repairs.”
Company Outlook
     Based on year-to-date performance and current business trends, the Company anticipates third quarter comparable store sales growth to be in the range of 2% to 4% and diluted earnings per share for the third quarter to be in the range of $.27 to $.29, compared to $.25 for the third quarter of fiscal 2008.
      For fiscal 2009, the Company now anticipates sales in the range of $460 million to $465 million and comparable store sales growth of 3% to 4%. The Company has increased its expected full year diluted earnings per share to a range of $1.14 to $1.19, compared to its previously expected range of $1.10 to $1.18. The estimates are based on 20.2 million weighted average shares outstanding and exclude the impact of any potential acquisitions.
     Mr. Gross concluded, “We are encouraged by our solid performance for the first half of our fiscal year and are pleased that our business has continued to perform well into the third quarter, as comparable store sales for October are up approximately 4% as of last weekend, which should guarantee our eighth straight year of comparable store sales gains. We attribute much of our success to date to our low cost business model and to our value-added services, which have been especially appreciated by our consumers during these difficult economic times. In addition, certain macro trends are working in our favor, such as the decrease in new car purchases and the tightening of credit markets for auto loans. However, we recognize that our business is largely tied to overall consumer confidence, and therefore remain cautiously optimistic about our prospects for the rest of the year. Finally, on the acquisition front, we are moving forward on a mid-sized deal and would expect to announce it by the end of this quarter.”
Webcasts and Earnings Conference Call
     The Company will host a conference call and audio webcast, today, October 21, 2008, at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 800-762-8795 and using the required pass code 3928109. A replay will be available approximately one hour after the recording through Tuesday, October 28 2008, and can be accessed by dialing 800-406-7325. The live conference call and replay can also be accessed via audio webcast at the “Investor Info” section of the Company’s website, located at www.monro.com. An archive will be available at this website through October 28, 2008.

     The Company also announced that it will participate in the Gabelli Auto Aftermarket Conference on November 4, 2009 in Las Vegas, NV at 4:30 p.m. PDT. The presentation and webcast for the aforementioned conference can be accessed via the Company’s website on www.monro.com under the Investor Info link.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 709 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.
     The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2008.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2008	2007	% Change

Sales	$119,912	$112,043	7.0%

Cost of sales, including distribution and occupancy costs	69,511	66,505	4.5

Gross profit	50,401	45,538	10.7

Operating, selling, general and administrative expenses	36,786	33,805	8.8

Intangible amortization	133	141	(5.6)

(Gain) loss on disposal of assets	(286)	101	—

Total operating expenses	36,633	34,047	7.6

Operating income	13,768	11,491	19.8

Interest expense, net	1,592	1,255	26.9

Other income, net	(188)	(155)	21.2

Income before provision for income taxes	12,364	10,391	19.0

Provision for income taxes	4,692	3,890	20.6

Net income	$7,672	$6,501	18.0

Diluted earnings per share	$.38	$.29	31.0%

Weighted average number of diluted shares outstanding	20,230	22,791

Number of stores open (at end of quarter)	709	714

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2008	2007	% Change

Sales	$240,281	$219,664	9.4%

Cost of sales, including distribution and occupancy costs	138,991	127,449	9.1

Gross profit	101,290	92,215	9.8

Operating, selling, general and administrative expenses	73,638	66,489	10.8

Intangible amortization	256	263	(2.8)

(Gain) loss on disposal of assets	(319)	155

Total operating expenses	73,575	66,907	10.0

Operating income	27,715	25,308	9.5

Interest expense, net	3,112	2,444	27.3

Other income, net	(260)	(571)	(54.4)

Income before provision for income taxes	24,863	23,435	6.1

Provision for income taxes	9,397	8,751	7.4

Net income	$15,466	$14,684	5.3

Diluted earnings per share	$.77	$.64	20.3%

Weighted average number of diluted shares outstanding	20,159	22,854

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	September 27,	March 29,
	2008	2008
Current assets

Cash	$1,677	$2,108

Inventories	69,954	66,183

Other current assets	25,594	24,582

Total current assets	97,225	92,873

Property, plant and equipment, net	180,911	184,184

Other noncurrent assets	93,427	93,412

Total assets	$371,563	$370,469

Liabilities and Shareholders’ Equity

Current liabilities	$68,569	$58,311

Long-term debt	99,250	122,585

Other long term liabilities	13,529	14,725

Total liabilities	181,348	195,621

Total shareholders’ equity	190,215	174,848

Total liabilities and shareholders’ equity	$371,563	$370,469